Exhibit 99.1

News Release
Andrew Corporation
10500 West 153rd Street, Orland Park, IL USA 60462 Tel: 708-349-3300 www.andrew.com

Analyst/Investor Contact:

Marty Kittrell
Chief Financial Officer
708-873-3600

Scott Malchow
Investor Relations
708-873-8515

Media Contact:

Jackie Granger
Corporate Communications
708-349-5661

Andrew Corporation Reports Record Third Quarter Sales

•                  Record sales of $493 million increased 10% sequentially

•                  Net income of $0.11 per share meets high-end of guidance

•                  Gross margin improved 120 basis points sequentially to 25.9%

•                  Sixth consecutive quarter of book-to-bill ratio equal to or greater than 1.0

ORLAND PARK, IL, July 26, 2004 – Andrew Corporation (NASDAQ: ANDW), a global communications systems equipment supplier, today announced results for its third fiscal quarter ended June 30, 2004.  All per share information discussed is presented on a fully diluted basis.

THIRD QUARTER RESULTS

Third quarter sales were $493.0 million, up 131% from $213.7 million in the year ago quarter and higher than previous guidance of $450 million to $480 million in sales.  The increase in sales was primarily due to continued improved wireless infrastructure market demand and the acquisition of Allen Telecom in the fourth quarter of fiscal 2003.  Net income was $17.7 million or $0.11 per share, compared to net income of $7.6 million or $0.08 per share in the year ago quarter.

Third quarter results include intangible amortization of $9.6 million or $0.03 per share and pre-tax restructuring charges of $0.7 million.  The year ago third quarter included a gain from real estate transactions of $9.4 million or $0.10 per share, intangible amortization of $3.7 million or $0.03 per share and pre-tax restructuring charges of $0.5 million.

“We are very pleased to report results that exceeded our expectations, including record sales performance and operational gross margin improvement,” said Ralph Faison, President and CEO of Andrew Corporation. “Andrew is strategically positioned to benefit from the long-term growth opportunities we see in wireless communications.”

Sales for the nine months ended June 30, 2004 were $1.4 billion, up 102% from $669.6 million reported for the nine months ended June 30, 2003.  Net income for the nine months ended June 30, 2004 was $31.7 million or $0.20 per share, compared to net income of $10.3 million or $0.10 per share for the nine months ended June 30, 2003.

One Company, A World of Solutions.

The following table is a summary of significant items impacting the comparability of results for the third quarter of fiscal 2004 and year-to-date earnings per share amounts:

Summary of Significant Items Impacting Results	Q3 FY04	Q3 FY03	Y-T-D FY04	Y-T-D FY03
Intangible amortization	$(0.03)	$(0.03)	$(0.12)	$(0.08)
Restructuring charges	0.00	0.00	(0.02)	0.00
Gain (loss) on sale of assets	N/A	0.10	0.01	0.10
Total	$(0.03)	$0.07	$(0.13)	$0.02

Orders for the third quarter were a record $498 million, up 12% sequentially and 126% from the year ago quarter.  “This marks our sixth consecutive quarter of book-to-bill ratio equal to or greater than one.  Our visibility has not improved despite continued order growth; however, with the broadest RF product group and a globally diversified customer base, we remain confident in our ability to continue to outperform the wireless infrastructure industry,” said Mr. Faison.

Sales by Region	Q3 FY04	Q2 FY04	% Change	% Of Q3 Total
Americas	$287.1	$253.7	13%	58%
Europe / Middle East / Africa	133.4	133.2	—	27
Asia-Pacific	72.5	60.2	20%	15
Total	$493.0	$447.1	10%	100%

Sales increased 10% sequentially from the second quarter to $493.0 million.  Sales in the Americas increased 13% sequentially driven by continued product demand in the broadband satellite market and wireless infrastructure sales in Latin America.  Sales in EMEA were consistent with the prior quarter, whereas sales in Asia-Pacific increased 20% sequentially driven primarily by wireless infrastructure build-outs in China and India.

Sales increased sequentially across most major product groups.  Antenna Product sales increased as a result of coverage requirements for network expansion and demand for certain new product lines within the broadband satellite market.  Base Station Subsystems sales increased as a result of OEMs continuing to support increased operator capital expenditures for network upgrades and expansion.  Base Station Subsystems is now providing products to nine major OEMs, compared to eight in the prior quarter.  Cable Products sales increased as a result of network expansions and the acquisition of MTS Wireless Components in March 2004.  Wireless Innovations’ sales increased slightly versus the prior quarter due to increased need for coverage solutions.  Network Solutions sales decreased modestly on a sequential basis due to the timing of geolocation hardware installations.

In the third quarter, Lucent Technologies was the only customer accounting for more than 10% of sales.  The top 25 customers represented 71% of sales in the third quarter compared to 69% in the second quarter.  Major OEMs accounted for 43% of sales in the third quarter, in-line with the prior quarter.

THIRD QUARTER FINANCIAL SUMMARY

Gross margin was 25.9%, compared with 24.7% in the prior quarter and 25.6% in the year ago quarter.  Consistent with our previous guidance, gross margin showed operational improvement.  During the quarter we made continued progress on relocating certain product lines within the Antenna Group to our two new manufacturing facilities.  Manufacturing variances for new products in the broadband satellite market also improved during the quarter.  These two positive improvements were partially offset by a lower margin product mix shift within Cable Products.

Research and development expenses were $29.3 million or 5.9% of sales, compared to $28.5 million or 6.4% of sales in the prior quarter and $18.9 million or 8.9% of sales in the year ago quarter.  Research and development expenses decreased as a percentage of sales due primarily to a higher level of sales.  Sales and administrative expenses were $56.9 million or 11.5% of sales, compared to $52.7 million or 11.8% of sales in the prior quarter and $32.8 million or 15.4% of sales in the year ago quarter.  Sales and administrative expenses increased primarily due to a higher level of sales, planned expenditures for the global deployment of IT systems and additional incentive compensation.  Total operating expenses declined as a percentage of sales due primarily to higher sales and the effects of our cost savings and merger integration programs.

Intangible amortization was $9.6 million in the third quarter, compared to $9.9 million in the prior quarter and $3.7 million in the year ago quarter.  It is anticipated that total intangible amortization will be approximately $39 million in fiscal 2004 and decline to approximately $22 million in fiscal 2005.

Interest expense was $3.5 million compared to $0.7 million in the year ago quarter due primarily to the sale of convertible notes in August 2003.  The company’s effective tax rate for the third quarter was 35.0%, consistent with the second quarter.

Total diluted shares increased from 159.6 million in the second quarter to 180.7 million in the third quarter, due primarily to the accounting effects on our convertible debt and the 1.7 million shares issued in conjunction with the acquisition of MTS Wireless Components in March 2004.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $164.8 million at June 30, 2004, compared to $200.9 million at March 31, 2004.  Cash and cash equivalents declined due primarily to working capital requirements associated with higher sales, offsetting the cash flow from increased net income.

Accounts receivable were $428.3 million and days’ sales outstanding (DSOs) were 76 days at June 30, 2004, compared to $391.9 million and 77 days at March 31, 2004.  Inventories were $366.7 million and inventory turns were 4.0x at June 30, 2004, compared to $326.6 million and 4.1x at March 31, 2004.

“DSOs continue to be favorably impacted by a higher mix of sales in the Americas.  However, inventory turns declined slightly versus the prior quarter due to duplicate manufacturing facilities and higher levels of inventory necessary to support a significant increase in sales,” said Mr. Faison.  “We anticipate that inventory turns will improve gradually over the next several quarters.”

Total debt outstanding was $302.9 million at June 30, 2004, compared to $302.5 million at March 31, 2004.  Total debt to capital decreased slightly to 16.7% at June 30, 2004, compared to 16.8% at March 31, 2004.

Cash used for operations was $18.7 million in the third quarter compared to cash flow from operations of $34.5 million in the prior quarter and cash flow from operations of $18.8 million in the year ago quarter.  Capital expenditures of $18.2 million in the quarter consisted of investments in new facilities, IT systems and test equipment.

FOURTH QUARTER GUIDANCE

For the fourth quarter, sales are anticipated to range from $460 to $490 million and earnings per share to range from $0.04 to $0.07, including intangible amortization and restructuring costs of approximately $0.06 per share.  Gross margins are anticipated to decline in the fourth quarter due to an adverse product and geographic mix shift.  Research and development and selling and administrative expenses are expected to be relatively flat to modestly down on an absolute basis compared to the third quarter.  The company anticipates a normalized tax rate of approximately 35% and diluted shares of approximately 181.0 million.

“We expect to complete the exit of our Dallas, Texas facility and relocation of Antenna Group product lines from our Lochgelly, Scotland facility during the fourth quarter.  In addition, global IT implementations at several of the former Allen locations are expected to be complete by the end of calendar 2004,” said Mr. Faison.  “Our seasonality trends continue to evolve as Andrew’s product mix has become more balanced between active- and passive-type components.  Additionally, operator consolidation in North America is having a near-term impact on sales.  However, the long-term underlying fundamental drivers of the wireless infrastructure industry continue to be positive and we are encouraged by global operator capital expenditure trends with a focus at the cell site level.”

Attached to this news release are preliminary financial statements for the third quarter ended June 30, 2004.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its third quarter fiscal 2004 results on Monday, July 26, 2004 at 8:00 a.m. CDT.  Interested investors can participate via a live webcast over the Internet at www.andrew.com.  An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 33 countries.  Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003

Sales	$492,998	$213,721	$1,350,915	$669,565
Cost of products sold	365,309	159,091	1,008,503	492,005
Gross Profit	127,689	54,630	342,412	177,560

Operating Expenses
Research and development	29,295	18,921	83,377	58,485
Sales and administrative	56,889	32,815	162,036	100,943
Intangible amortization	9,583	3,662	28,855	11,027
Restructuring	719	472	4,181	677
	96,486	55,870	278,449	171,132

Operating Income (Loss)	31,203	(1,240)	63,963	6,428

Other
Interest expense	3,533	682	11,375	2,648
Interest income	(628)	(249)	(2,359)	(751)
Gain on real estate transactions	—	(9,357)	(1,402)	(9,398)
Loss on sale of broadcast assets	—	—	4,511	—
Other expense (income), net	885	(362)	2,192	(1,211)
	3,790	(9,286)	14,317	(8,712)
Income from Continuing Operations Before Income Taxes	27,413	8,046	49,646	15,140

Income Taxes	9,595	(371)	17,377	1,757
Income from Continuing Operations	17,818	8,417	32,269	13,383

Discontinued Operations, net of tax benefit	—	788	—	3,118

Net Income	17,818	7,629	32,269	10,265

Preferred Stock Dividends	126	—	560	—

Net Income Available to Common Shareholders	$17,692	$7,629	$31,709	$10,265

Basic and Diluted Income per Share from Continuing Operations	$0.11	$0.09	$0.20	$0.14
Basic and Diluted Net Income per Share	$0.11	$0.08	$0.20	$0.10

Average Shares Outstanding
Basic	160,655	98,330	159,272	98,315
Diluted	180,703	98,330	159,965	98,316

Orders Entered	$497,536	$220,196	$1,352,307	$656,020
Total Backlog	$336,466	$170,571	$336,466	$170,571

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30 2004	September 30 2003
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$164,753	$286,269
Accounts receivable, less allowances (Jun. 2004 - $10,570; Sept. 2003 - $10,662)	428,305	326,282
Inventories	366,701	247,750
Other current assets	43,664	29,131
Total Current Assets	1,003,423	889,432

Other Assets
Goodwill	892,404	821,398
Intangible assets, less amortization	73,808	93,086
Other assets	42,651	50,398

Property, Plant and Equipment
Land and land improvements	22,435	20,926
Buildings	122,706	116,038
Equipment	493,713	469,296
Allowance for depreciation	(411,370)	(387,341)
	227,484	218,919

TOTAL ASSETS	$2,239,770	$2,073,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$221,792	$124,646
Accrued expenses and other liabilities	74,403	58,893
Compensation and related expenses	60,265	52,255
Restructuring	11,574	20,414
Notes payable and current portion of long-term debt	14,180	17,750
Total Current Liabilities	382,214	273,958

Deferred liabilities	59,652	73,941
Long-term debt, less current portion	288,731	301,364

STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock (par value, $50 a share: 130,414 shares outstanding at June 30, 2004 and 183,720 shares outstanding at September 30, 2003)	6,521	9,186
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 160,900,657 shares issued at June 30, 2004 and September 30, 2003, including treasury)	1,609	1,609
Additional paid-in capital	665,033	649,667
Accumulated other comprehensive income (loss)	1,444	(14,115)
Retained earnings	837,144	805,435
Treasury stock, at cost (242,546 shares at June 30, 2004 and 2,608,290 shares at September 30, 2003)	(2,578)	(27,812)
	1,509,173	1,423,970
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,239,770	$2,073,233

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended June 30		Nine Months Ended June 30
	2004	2003	2004	2003

Cash Flows from Operations
Net Income	$17,818	$7,629	$32,269	$10,265

Adjustments to Net Income
Depreciation	16,863	13,618	48,169	39,319
Amortization	9,583	3,662	28,855	11,027
Other	(43)	(9,357)	(1,535)	(9,398)
Restructuring and Discontinued Operations
Restructuring costs	(7,444)	(3,714)	(16,848)	(9,649)
Discontinued operations, net of taxes	—	491	—	4,354
Change in Operating Assets / Liabilities
Accounts receivable	(39,026)	(9,975)	(84,330)	40,523
Inventories	(36,552)	4,437	(94,425)	(10,170)
Other assets	6,034	8,039	(10,278)	13,450
Accounts payable and other liabilities	14,038	3,924	98,228	(35,987)
Net Cash (Used for) / From Operations	(18,729)	18,754	105	53,734

Investing Activities
Capital expenditures	(18,179)	(7,385)	(57,675)	(22,004)
Acquisition of businesses, net of cash acquired	—	—	(23,227)	(114)
Settlement of pre-acquisition litigation	—	—	(29,000)	—
Investments	—	—	(6,500)	—
Proceeds from sale of businesses and investments	—	—	3,000	7,286
Proceeds from sale of property, plant and equipment	797	9,660	4,578	10,246
Net Cash (Used for) / From Investing Activities	(17,382)	2,275	(108,824)	(4,586)

Financing Activities
Long-term debt payments, net	33	(1,990)	(17,775)	(6,462)
Notes payable payments, net	439	(22,500)	254	(56,190)
Preferred stock dividends	(126)	—	(560)	—
Payments to acquire treasury stock	—	—	(2,472)	—
Stock purchase and option plans	1,163	—	2,901	111
Net Cash From / (Used for) Financing Activities	1,509	(24,490)	(17,652)	(62,541)

Effect of exchange rate changes on cash	(1,500)	2,688	4,855	6,823

Change for the Period	(36,102)	(773)	(121,516)	(6,570)
Cash and Equivalents at Beginning of Period	200,855	79,074	286,269	84,871
Cash and Equivalents at End of Period	$164,753	$78,301	$164,753	$78,301